

Hines Global REIT II: Investing Worldwide for Income and Growth®

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Conference ID: 2311438

Hines



Hines Global REIT II: Investing Worldwide for Income and Growth®

Mark Earley
President and CEO
Hines Securities

Hines


SanDisk
AVNET
2825

What We Will Discuss

- Portfolio update
- Plan for follow-on offering
- Looking forward

Cottonwood Corporate Center is located in Cottonwood Heights, a submarket of Salt Lake City, UT. It is owned by Hines Global REIT II.



1 PORTFOLIO UPDATE

2819 Loker Avenue East, located in Carlsbad, CA, is owned by Hines Global REIT II.

Hines Global REIT II Overview

Gross Offering Proceeds	**$389 million** raised to date[1]
Acquisitions	▪ **8** acquisitions ▪ **$736.9 million[2]** in aggregate value ▪ **3** countries ▪ **66%** Domestic; **33%** International ▪ **4** property types
Leased	▪ **2,634,257 SF** ▪ **97%** leased

Unless otherwise noted, information is as of June 30, 2017, but includes the effect of Queen's Court which was acquired in October 2017.
[1]Data as of September 30, 2017.
[2]The aggregate value of the properties was determined using the appraised values as of August 31, 2017 for assets acquired prior to August 31, 2017 and the net purchase price for the asset acquired subsequent to August 31, 2017.

Distribution Rates[1,2]


$0.62
$0.61
$0.60
$0.59
$0.58
$0.57
$0.56
$0.55
Gross Annualized Distribution Rate Per Share
$0.57
$0.58
$0.60
$0.61
Oct 2014
May 2016
Apr 2017
Dec 2017

[1]Hines Global REIT II has not generated sufficient cash flows from operations to fully fund distributions paid and distributions have exceeded earnings. Therefore, some or all of Hines Global REIT II's distributions have been and may continue to be paid from other sources, such as proceeds from its debt financings, proceeds from this offering, cash advances by Hines Global REIT II Advisors LP (the "Advisor"), cash resulting from a waiver or deferral of fees and/or proceeds from the sale of assets. For the six months ended June 30, 2017 and the years ended December 31, 2016 and 2015, respectively, Hines Global REIT II funded 45%, 60% and 23% of total distributions with cash flows from financing activities, which includes offering proceeds. Hines Global REIT II has not placed a cap on the amount of distributions that may be paid from any of these sources. The use of sources other than cash flow from operations to fund distributions could lower returns. The availability and timing of distributions Hines Global REIT II may pay is uncertain and cannot be assured. The Hines Global REIT II board of directors may also amend or terminate the distribution reinvestment plan for any reason upon 10 days' prior notice.

[2]The gross annualized distribution rate assumes that the distribution rate initially declared as of each date presented was paid for a full year. Distributions for Class T Shares are calculated based on the gross annualized distribution rate less the distribution and stockholder servicing fees of 1.0% per annum of the gross offering price per share or the NAV per share, now that Hines Global REIT II is no longer offering primary shares, that are payable with respect to such Class T Shares. Distributions for Class I Shares are calculated based on the gross annualized distribution rate less the distribution and stockholder servicing fees of 0.25% per annum of the gross offering price per share or the NAV per share, now that Hines Global REIT II is no longer offering primary shares, that are payable with respect to such Class I Shares. The actual distribution rate for Class T Shares and Class I Shares will vary based on the total amount of distribution and stockholder servicing fees payable.

NAV Per Share History

- Determined a new NAV per share of $9.69 as of August 31, 2017[1]



$9.80
$9.70
$9.60
$9.50
$9.40
$9.30
$9.20
$9.10
$9.00
$8.90
$8.80
$8.92 2
$9.03
$9.65
$9.69
Aug 2014
Feb 2016
Feb 2017
Oct 2017

[1]Please see Hines Global REIT II's Current Report on Form 8-K, filed with the Securities and Exchange Commission (the "SEC") on October 3, 2017 for additional information concerning the methodology used to determine and the limitations of the NAV per share.
[2]This is not an NAV determined based on an independent appraisal of Hines Global REIT II's assets. Rather, it represents the "net investment value," which was equal to the $10.00 per share offering price in effect at that time, as arbitrarily determined by Hines Global REIT II's board of directors, net of the applicable selling commissions, dealer manager fees and issuer costs.

Acquisition Overview Reading, UK

Multifamily
Class A Student Housing

Nine stories
292 units
Acquired October 11, 2017

100%
Occupancy as of October 11, 2017

$65.1 million
Net purchase price

6.2%*
Cap rate at acquisition date

Queen's Court



*The estimated going-in capitalization rate is determined by dividing the projected property revenues in excess of expenses for the first fiscal year by the net purchase price (excluding closing costs and taxes). Property revenues in excess of expenses includes all projected operating revenues (rental income, tenant reimbursements, parking and any other property-related income) less all projected operating expenses (property operating and maintenance expenses, property taxes, insurance and property management fees). The projected property revenues in excess of expenses includes assumptions which may not be indicative of the actual future performance of the property, including the assumption that the current tenants will perform under their lease agreements during the next 12 months and assumptions related to leasing vacant space.


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fulfillment

2 PLAN FOR FOLLOW-ON OFFERING

Goodyear Crossing II is located in Goodyear, Arizona, a submarket of Phoenix, Arizona. It is owned by Hines Global REIT II.

Hines Global REIT II

Plan for follow-on offering

Structure	Continue operating as a non-listed REIT on an on-going basis which we expect will result in: ▪ Ability to acquire and manage the portfolio in a more active and flexible manner ▪ Greater access to equity capital driving greater diversity and scale ▪ Potential for enhanced shareholder returns
Significantly Increase Liquidity	Enhanced monthly liquidity option with a higher annual cap on redemptions
Revise, Reduce or Eliminate Fees	▪ Eliminate acquisition fees (currently 2.25% of acquisition cost) and disposition fees (currently 1.00% of disposition price) ▪ Cap our current annualized asset management fee of 0.75% of the value of our real estate investments (calculated monthly) to limit it to 1.25% of our NAV ▪ Replace current back-end incentive fee with an annual performance fee
Enhance Transparency	Increase the frequency with which we calculate the NAV per share to monthly independent valuations


Bank of Ireland

Looking forward

- Tender offer announced on October 3, 2017 at current NAV per share of $9.69
  - Expires on November 15, 2017
  - No action necessary to remain invested
- Distribution increase on December 1, 2017
- Commence follow-on offering

Montrose Student Residences, located in Dublin, Ireland, is owned by Hines Global REIT II.

Cautionary Statement Regarding Forward-Looking Statements

We are not currently offering shares of our common stock to new investors and we have suspended our share redemption programs in connection with the launch of the tender offer, as described in this presentation. This presentation contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include, without limitation, statements about the expected benefits of the proposed restructuring, the expected terms of the proposed restructuring and follow-on offering, the estimated going-in capitalization rate for our recent acquisition, and our future business, performance and opportunities. Forward-looking statements involve numerous risks and uncertainties, and you should not rely on them as predictions of future events. The forward-looking statements included herein are based on our current expectations, plans, estimates, assumptions and beliefs that involve numerous risks and uncertainties. We do not guarantee that the transactions and events described will happen as described (or that they will happen at all). Forward-looking statements are based on expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include, without limitation:

- whether the changes contemplated by the proposed restructuring will have the anticipated benefits to us and our shareholders described herein;
- whether the regulatory review of the follow-on offering will result in changes to the proposed terms of the follow-on offering described herein; and
- the ability of our board of directors to change the terms of the restructuring described herein.

While forward-looking statements reflect our good faith beliefs, they are not guarantees of future performance. Each forward-looking statement speaks only as of the date of the particular statement, and we undertake no obligation to publicly update or revise any forward-looking statements.

For more information,
contact your Hines Securities Regional Director or Internal Sales Consultant

888.446.3773

Thank You



Domain Apartments, located in Henderson, NV, is owned by Hines Global REIT II.